As filed with the Securities and Exchange Commission on March 1, 2004
                                                 Registration No.  333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            GENERAL ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)


           New York                                    3724                                 14-0689340
(State or other jurisdiction of            (Primary Standard Industrial                  (I.R.S. Employer
incorporation or organization)                Classification Number)                   Identification No.)


                              3135 Easton Turnpike
                          Fairfield, Connecticut 06828
                                 (203) 373-2211
          (Address, including zip code, and telephone number, including area code, of registrants' principal executive office)


                            Michael R. McAlevey, Esq.
                     Chief Corporate and Securities Counsel
                            General Electric Company
                              3135 Easton Turnpike
                        Fairfield, Connecticut 06828-0001
                                 (203) 373-2967
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


                    Please send copies of communications to:

                              Ellen J. Odoner, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] __________


           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=============================================== ================= ====================== ======================== ==================
                                                                        PROPOSED                PROPOSED              AMOUNT OF
                  TITLE OF EACH CLASS             AMOUNT TO BE      MAXIMUM OFFERING        MAXIMUM AGGREGATE       REGISTRATION
             OF SECURITIES TO BE REGISTERED        REGISTERED       PRICE PER UNIT(1)       OFFERING PRICE(1)          FEE(2)
----------------------------------------------- ----------------- ---------------------- ------------------------ ------------------
Common Stock, par value $.06 per share             7,000,000              $32.74               $229,180,000           $29,037.11
=============================================== ================= ====================== ======================== ==================


(1) Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on February 27, 2004.

(2) GE previously paid a registration fee of $11,757,593.15 upon the filing of the registration statement on Form S-4 initially filed by GE on November 13, 2000 (Registration No. 333-49710) in connection with the planned merger of Honeywell International Inc. into a wholly-owned subsidiary of GE. That transaction was not consummated and the shares registered under Registration No. 333-49710 were not issued. Pursuant to Rule 457(p), the registration fee of $98,410.75 for the registration statement on Form S-4 initially filed by GE on December 28, 2001 (Registration No. 333-76066), the registration fee of $4,600,000.00 for the registration statement on Form S-3 initially filed by General Electric Capital Corporation, a wholly-owned subsidiary of GE, on March 18, 2002 (Registration No. 333-84462), the registration fee of $74,216.40 for the registration statement on Form S-3 initially filed on July 17, 2002 (Registration No. 333-96571), the registration fee of $35,156.88 for the registration statement on Form S-8 initially filed on August 28, 2002 (Registration No. 333-98877), the registration fee of $251,620.00 for the registration statement on Form S-8 initially filed on September 17, 2002 (Registration No. 333-99671), the registration fee of $4,600,000.00 for the registration statement on Form S-3 initially filed by General Electric Capital Corporation on October 11, 2002 (Registration No. 333-100527), the registration fee of $24,906.00 for the registration statement on Form S-4 initially filed on December 23, 2002 (Registration No. 333-102111), the registration fee of $404,500 for the registration statement on Form S-3 initially filed on April 14, 2003 (Registration No. 333-104526), the registration fee of $28,270.57 for the registration statement on Form S-4 initially filed on August 1, 2003 (Registration No. 333-107556), the registration fee of $404,500 for the registration statement on Form S-3 initially filed on November 26, 2003 (Registration No. 333-110771) and the registration fee of $7,338.84 for the registration statement on Form S-4 initially filed on November 26, 2003 (Registration No. 333-110824) were offset against the total registration fee paid on Registration No. 333-49710, leaving a balance of $1,228,673.71 on the fee paid for Registration No. 333-49710. Pursuant to Rule 457(p), the full amount of the registration fee currently due for this registration statement has been offset against a portion of the remaining balance of the fee paid for Registration No. 333-49710. After such offset, a balance of $1,199,636.60 remains from the fee paid for Registration No. 333-49710.

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MARCH 1, 2004

                                   PROSPECTUS


                                7,000,000 Shares

                            GENERAL ELECTRIC COMPANY

                                  Common Stock


           This prospectus relates to 7,000,000 shares of common stock, par value $0.06 per share, of General Electric Company. All of the shares being offered hereby will be sold by or for the benefit of certain former securityholders of Amersham plc. We will not receive any proceeds from the sale of the shares.

           The price of the common stock will be based upon market prices prevailing at the time of sale. Our common stock is listed on the New York Stock Exchange under the symbol "GE". On February 27, 2004, the last reported sale price of our common stock was $32.52 per share.

           The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is (203) 373-2211.

                               ------------------

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






March      , 2004

                                TABLE OF CONTENTS

                                                 Page                                                           Page
Where You Can Find More Information...............2              Description of Common Stock.....................5

The Company.......................................3              Selling Shareowners.............................6

Background of this Offering.......................3              Plan of Distribution............................7

Use of Proceeds...................................4              Legal Matters...................................8

Price Range of Common Stock                                      Experts.........................................8
   and Dividends..................................5


                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus.

           The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus our Annual Report on Form 10-K for the year ended December 31, 2003 and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we sell all of the securities that may be offered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

           You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

                     General Electric Company
                     3135 Easton Turnpike
                     Fairfield, Connecticut 06828
                     Attn:  Investor Communications
                     Tel:  (203) 373-2211

           YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE

INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

           REFERENCES IN THIS PROSPECTUS TO "GE," "WE," "US" AND "OUR" ARE TO GENERAL ELECTRIC COMPANY.

                                   THE COMPANY

           GE is one of the largest and most diversified industrial corporations in the world. We have engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since our incorporation in 1892. Over the years, we have developed or acquired new technologies and services that have broadened considerably the scope of our activities.

           Our products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; chemicals for treatment of water and process systems; and engineered materials, such as plastics, silicones and, through the fourth quarter of 2003, superabrasive industrial diamonds.

           Our services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and through the third quarter of 2002, computer related information services. Through our affiliate, the National Broadcasting Company, Inc., we deliver network television services, operate television stations, and provide cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., we offer a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

           In virtually all of our global business activities, we encounter aggressive and able competition. In many instances, the competitive climate is characterized by changing technology that requires continuing research and development, as well as customer commitments. With respect to manufacturing operations, we believe that, in general, we are one of the leading firms in most of the major industries in which we participate. The NBC Television Network is one of four major U.S. commercial broadcast television networks. It also competes with syndicated broadcast television programming and cable and satellite television programming activities. The businesses in which GE Capital Services engages are subject to competition from various types of financial institutions, including commercial banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies, finance companies associated with manufacturers, and insurance and reinsurance companies.

                           BACKGROUND OF THIS OFFERING

           On October 10, 2003, GE and Amersham plc ("Amersham"), a public limited company incorporated in England and Wales, announced their agreement on the terms of a recommended share exchange acquisition (the "acquisition"). Subject to satisfaction of certain conditions, including approval by the requisite votes of Amersham securityholders and approval by the High Court of Justice in England and Wales, GE and its subsidiary, GE Investments, Inc., will acquire all of the outstanding ordinary shares of 5 pence each (the "Amersham shares") of Amersham, including Amersham shares represented by American Depositary Shares (the "Amersham ADSs"), in exchange for shares of common stock of GE (the "GE shares"). The number of GE shares to be delivered in exchange for an Amersham share or Amersham ADS will be determined by means of an exchange ratio mechanism. The acquisition is currently expected to become effective on April 8, 2004.

           At the request of Amersham, GE and GE Investments are making a sale facility (the "dealing facility") available to certain holders of Amersham shares and Amersham ADSs who reside in the jurisdictions referred to below (the "eligible jurisdictions") to enable these holders to sell the shares of GE common stock that they will be entitled to receive in the acquisition without payment of brokerage or similar charges. The eligible jurisdictions are the Canadian provinces of Alberta, Nova Scotia, Quebec and British Columbia, Denmark, France, Germany, Hong Kong, Ireland, Italy, Norway, Spain, the United Kingdom and the United States. See "Selling Shareowners" for additional information with respect to the holders eligible to use the dealing facility (the "eligible holders").

           In addition to GE shares that eligible holders elect to sell, fractional GE shares to which Amersham securityholders will be entitled and all GE shares to which Amersham securityholders who reside in Sweden and certain other jurisdictions where GE shares will not be delivered due to local regulatory constraints will be entitled (the "aggregated overseas shares"), will be sold through the dealing facility, with the net cash proceeds remitted to these Amersham securityholders. The total number of fractional GE shares and aggregated overseas shares is not expected to exceed approximately 820,000 GE shares.

           See "Plan of Distribution" for additional information with respect to the dealing facility.

                                 USE OF PROCEEDS

           We will not receive any proceeds from the sales of the shares of common stock offered hereby. All of the shares of common stock being offered hereby will be sold by or for the benefit of certain former Amersham securityholders.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

           Our common stock is publicly traded on the NYSE under the symbol "GE". The following table sets forth for the fiscal quarters indicated the high and low sales prices for the common stock, as reported on the NYSE Composite Tape, and the dividends per share declared in respect of those quarters. The last reported sale price of the common stock on February 27, 2004 was $32.52 per share.

                                                                    MARKET PRICE OF
                                                                     COMMON STOCK
                                                                     ------------
                                                                                             CASH
                                                                  HIGH          LOW        DIVIDENDS
                                                                  ----          ---        ---------
FISCAL 2004
First Quarter (through February 27, 2004)..............          $ 34.57      $ 30.92

FISCAL 2003
Fourth Quarter.........................................          $ 31.30      $ 27.37       $   .20
Third Quarter..........................................            32.42        26.90           .19
Second Quarter.........................................            31.66        25.50           .19
First Quarter..........................................            28.00        21.30           .19

FISCAL 2002
Fourth Quarter.........................................          $ 27.98      $ 21.40       $   .19
Third Quarter..........................................            32.98        23.02           .18
Second Quarter.........................................            37.80        27.42           .18
First Quarter..........................................            41.84        34.49           .18


           As of February 13, 2004, there were 10,078,668,998 shares of GE common stock outstanding. As of December 31, 2003, there were approximately 670,000 shareowner accounts of record.

                           DESCRIPTION OF COMMON STOCK

           Set forth below is a description of the GE common stock. The following description of the GE common stock is a summary and is subject to the provisions of our certificate of incorporation, our by-laws and the relevant provisions of the law of New York.

           We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $.06 per share.

           Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

           Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

           The Bank of New York is the transfer agent and registrar for the GE common stock.

           We are also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but have not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

                               SELLING SHAREOWNERS

           The dealing facility will be available only to registered holders both at 10:00 pm (London time) on February 27, 2004 (the "facility record date") and at 6:00 p.m. (London time) on the acquisition record date (expected to be April 6, 2004) of 5,000 or fewer Amersham shares or 1,000 or fewer Amersham ADSs who reside in the eligible jurisdictions. Eligible holders are not obligated to participate in the dealing facility. Eligible holders may elect to sell GE shares under the dealing facility (or in any other manner they choose) or to retain their GE shares. Under the dealing facility, an eligible holder may sell all, but not less than all, of the GE shares to which such eligible holder becomes entitled in the acquisition. In addition, fractional GE shares and aggregated overseas shares will also be sold through the dealing facility.

           The actual number of GE shares to be sold by eligible holders through the dealing facility will be the number of GE shares with respect to which eligible holders validly submit (and do not validly revoke) an election to participate. Based upon the maximum exchange ratio for the acquisition (0.5571 of a GE share for each Amersham share), if all eligible holders elect to participate, the number of GE shares to be sold by eligible holders through the dealing facility will total 6,054,336 GE shares (approximately 0.06% of the total number of GE shares outstanding at February 13, 2004).

           The following table sets forth certain information with respect to the eligible holders on the facility record date:

                              RANGE OF AMERSHAM                                                 TOTAL NUMBER OF AMERSHAM
COUNTRY OF RESIDENCE OF       SHARES HELD AT THE                      NUMBER OF                   SHARES HELD BY THESE
   ELIGIBLE HOLDER            FACILITY RECORD DATE                ELIGIBLE HOLDERS                  ELIGIBLE HOLDERS
   ---------------            --------------------                ----------------                  ----------------
CANADA                        1-100                                      1                                      70
                              101-1000                                   6                                   1,283
                              1001-5000                                  4                                  11,964
                                 Total                                  11                                  13,317

DENMARK                       1-100                                      4                                     193
                              101-1000                                   7                                   3,770
                              1001-5000                                 14                                  27,713
                                 Total                                  25                                  31,676

FRANCE                        1-100                                      2                                     103
                              101-1000                                   8                                   4,475
                              1001-5000                                  2                                   5,234
                                 Total                                  12                                   9,812

GERMANY                       1-100                                      4                                     197
                              101-1000                                   3                                   2,266
                              1001-5000                                  6                                  11,135
                                 Total                                  13                                  13,598

HONG KONG                     1-100                                      0                                       0
                              101-1000                                   2                                   1,017
                              1001-5000                                  1                                   1,034
                                 Total                                   3                                   2,051

IRELAND                       1-100                                      6                                     354
                              101-1000                                  24                                  10,565
                              1001-5000                                  8                                  19,019
                                 Total                                  38                                  29,938



                                       6

                              RANGE OF AMERSHAM                                                 TOTAL NUMBER OF AMERSHAM
COUNTRY OF RESIDENCE OF       SHARES HELD AT THE                      NUMBER OF                   SHARES HELD BY THESE
   ELIGIBLE HOLDER            FACILITY RECORD DATE                ELIGIBLE HOLDERS                  ELIGIBLE HOLDERS
   ---------------            --------------------                ----------------                  ----------------

ITALY                         1-100                                      0                                       0
                              101-1000                                   4                                   2,792
                              1001-5000                                  1                                   2,170
                                 Total                                   5                                   4,962

NORWAY*                       1-100                                  1,076                                  61,729
                              101-1000                               2,091                                 828,008
                              1001-5000                                873                               1,963,291
                                 Total                               4,040                               2,853,028

SPAIN                         1-100                                      0                                       0
                              101-1000                                   6                                   3,715
                              1001-5000                                  3                                   7,844
                                 Total                                   9                                  11,559

UNITED KINGDOM                1-100                                    485                                  23,847
                              101-1000                               3,788                               1,911,029
                              1001-5000                              2,750                               5,875,669
                                 Total                               7,023                               7,810,545

UNITED STATES**               1-100                                     11                                     391
                              101-1000                                  53                                  21,818
                              1001-5000                                 27                                  58,897
                                 Total                                  91                                  81,106

TOTAL                         1-100                                  1,589                                  86,884
                              101-1000                               5,995                               2,796,738
                              1001-5000                              3,689                               7,983,970
                                 Total                              11,273                              10,867,592


           ---------------------
           * Held directly or in the form of entitlements to Amersham shares through the VPS in Norway.

           ** Held directly or in the form of Amersham ADSs.

           The total number of fractional GE shares and aggregated overseas shares is not expected to exceed approximately 820,000 GE shares.

           The dealing facility will not be open to persons who are executive officers, directors or other affiliates of GE, GE Investments or Amersham before the effective date of the acquisition or of GE or GE Investments after the effective date of the acquisition.

                              PLAN OF DISTRIBUTION

           The availability of the dealing facility is conditional upon the effectiveness of the registration statement of which this prospectus forms a part and the effectiveness of the acquisition.

           Goldman Sachs & Co. ("Goldman Sachs") will act exclusively as agent to sell all GE Shares for sale through the dealing facility in a manner consistent with its duty of best execution in one or more transactions on the floor of the NYSE within the five business days immediately following the effective date of the acquisition (subject to delay in the event of certain force majeure events).

           The timing of transactions and the frequency of transaction intervals will be subject solely to the control of Goldman Sachs. Goldman Sachs will effect all transactions in connection with the dealing facility in the open market on the floor of the NYSE in the ordinary course of its business. The dealing facility will not involve any special selling efforts or selling methods. In connection with the dealing facility, Goldman Sachs will effect brokers' transactions solely as agent on an unsolicited basis, including transactions permitted by Rule 144(g)(2) under the Securities Act of 1933, as amended (the "Securities Act"). Goldman Sachs may also cross, solely on an agency basis, unsolicited purchase instructions in GE shares submitted by their customers with sale instructions received by Goldman Sachs as would be permitted by Rule 101(b)(5) of Regulation M under the Exchange Act. All such crossing transactions will be effected by Goldman Sachs on the floor of the NYSE, and Goldman Sachs will not conduct negotiations off the floor of the NYSE with respect to such transactions.

           Eligible holders and former Amersham securityholders entitled to the proceeds of the sale of fractional share interests or overseas shares will receive the average price per share at which all GE shares are sold through the dealing facility, excluding brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. They will not be guaranteed any minimum sale price or limited to any maximum sale price for GE shares sold under the dealing facility. The sale price of the GE shares sold through the dealing facility will depend on market demand at the time any such GE shares are sold.

           GE, GE Investments and their affiliates have agreed not to make any purchases of GE shares during the period while sales orders are executed under the dealing facility.

           All expenses in connection with the dealing facility will be paid by either GE or GE Investments. Goldman Sachs' commissions from sales of GE shares pursuant to the dealing facility will not exceed customary brokerage commissions on similar transactions and will be paid by either GE or GE Investments.

           GE has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

           Thomas J. Kim, Corporate & Securities Counsel of GE, has provided a opinion regarding the validity of the shares of common stock offered hereby. Mr. Kim beneficially owns or has rights to acquire an aggregate of less than 0.01% of the common stock of GE.

                                     EXPERTS

           KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003. GE's Annual Report on Form 10-K filed March 1, 2004 includes these financial statements and the auditors' report. The audit report covering the December 31, 2003 consolidated financial statements refers to changes in the methods of accounting for variable interest entities and for asset retirement obligations in 2003, changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002, and changes in the methods of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets in 2001. This prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than the underwriting discount. All amounts, except the SEC registration fees, are estimated. All amounts will be paid by the Registrant or its subsidiary, GE Investments, Inc.

                SEC registration fee........................         $29,037
                Legal fees and expenses...                            20,000
                Accounting fees and expenses................           5,000
                Miscellaneous...............................           5,000
                                                                ------------
                     Total..................................         $59,037


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 721 of the New York Business Corporation Law -- hereinafter, referred to as the "NYBCL" -- provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

           Section 722 (a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

           Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

           Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

           Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

           Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of
Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

           Section 6 of the restated certificate of incorporation, as amended, of GE provides in part as follows:

           "A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareowners for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York."

           Article XI of the bylaws, as amended, of GE provides, in part, as follows:

           "The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this paragraph shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph."

           GE has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


Exhibit Number                           Exhibit Description
--------------                           -------------------

      5 Opinion of Thomas J. Kim, Corporate & Securities Counsel of GE.

    23.1              Consent of KPMG LLP, independent public accountants.

    23.2 Consent of Thomas J. Kim, Corporate & Securities Counsel of GE (included in the opinion filed as Exhibit 5).

     24               Power of Attorney.


ITEM 17.  UNDERTAKINGS.

           (a)        The undersigned Registrant hereby undertakes:

                      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                 (i) To include any prospectus required by Section 10(a)(3) of the
                                            Securities Act of 1933;

                                 (ii)       to reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of the registration
                                            statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in the registration statement.
                                            Notwithstanding the foregoing, any
                                            increase or decrease in volume of
                                            securities offered (if the total
                                            dollar value of securities offered
                                            would not exceed that which was
                                            registered) and any deviation from
                                            the low or high end of the estimated
                                            maximum offering range may be
                                            reflected in the form of a
                                            prospectus filed with the Commission
                                            pursuant to Rule 424(b) if, in the
                                            aggregate, the changes in volume and
                                            price represent no more than a 20
                                            percent change in the maximum
                                            aggregate offering price set forth
                                            in the "Calculation of Registration
                                            Fee" table in the effective
                                            registration statement; and

                                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant, General Electric Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on the 1st day of March, 2004.

                                          GENERAL ELECTRIC COMPANY

                                          By: * JEFFREY R. IMMELT
                                              --------------------------------
                                              Name: JEFFREY R. IMMELT
                                              Title: Chief Executive Officer


           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                                      TITLE                                    DATE
          ---------                                      -----                                    ----
     * JEFFREY R. IMMELT                     Chairman of the Board and Chief
--------------------------------             Executive Officer and a Director
     (JEFFREY R. IMMELT)                     (Principal Executive Officer and
                                             Director)


      * KEITH S. SHERIN                      Senior Vice President - Finance
--------------------------------             (Principal Financial Officer)
      (KEITH S. SHERIN)


      * PHILIP D. AMEEN                      Vice President and Comptroller
--------------------------------             (Principal Accounting Officer)
      (PHILIP D. AMEEN)


    * JAMES I. CASH, JR.                     Director
--------------------------------
     (JAMES I. CASH, JR.)


    * DENNIS D. DAMMERMAN                    Director
--------------------------------
    (DENNIS D. DAMMERMAN)


       * ANN M. FUDGE                        Director
--------------------------------
        (ANN M. FUDGE)


                                      II-5

        * ANDREA JUNG                        Director
--------------------------------
        (ANDREA JUNG)


      * ALAN G. LAFLEY                       Director
--------------------------------
       (ALAN G. LAFLEY)


    * KENNETH G. LANGONE                     Director
--------------------------------
     (KENNETH G. LANGONE)


      * RALPH S. LARSEN                      Director
--------------------------------
      (RALPH S. LARSEN)


         * SAM NUNN                          Director
--------------------------------
          (SAM NUNN)


      * ROGER S. PENSKE                      Director
--------------------------------
      (ROGER S. PENSKE)


     * ANDREW C. SIGLER                      Director
--------------------------------
      (ANDREW C. SIGLER)


    * ROGER J. SWIERINGA                     Director
--------------------------------
     (ROGER J. SWIERINGA)


   * DOUGLAS A. WARNER III                   Director
--------------------------------
   (DOUGLAS A. WARNER III)


     * ROBERT C. WRIGHT                      Director
--------------------------------
      (ROBERT C. WRIGHT)


   /s/ MICHAEL R. MCALEVEY                   As Attorney-in-Fact for the                     March 1, 2004
--------------------------------             individuals noted above with an
     (MICHAEL R. MCALEVEY)                   asterisk


                                  EXHIBIT INDEX


Exhibit Number                 Exhibit Description
--------------                 -------------------

      5 Opinion of Thomas J. Kim, Corporate & Securities Counsel of GE.

    23.1              Consent of KPMG LLP, independent public accountants.

    23.2 Consent of Thomas J. Kim, Corporate & Securities Counsel of GE (included in the opinion filed as Exhibit 5).

     24               Power of Attorney.